Exhibit 99.1

Chicken Soup for the Soul Entertainment Launches Landmark Studio Group with Industry Veteran David Ozer

New Studio Will Work Closely with Chicken Soup for the Soul Entertainment’s

Crackle Plus and Screen Media Ventures

COS COB, CT – October 15, 2019 – Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE), a growing media company building online video-on-demand (“VOD”) networks that provide video content for all screens, today announced the launch of Landmark Studio Group (“Landmark”) in partnership with 30-year entertainment industry veteran, David Ozer.

Landmark, which will be headquartered in New York with offices in Los Angeles, is a fully integrated entertainment company focused on ownership, development, and production of quality entertainment franchises. Ozer will serve as Landmark’s chief executive officer. In addition to Chicken Soup for the Soul Entertainment, Cole Strategic Partners has committed funding to Landmark.

Landmark will develop, produce, distribute and own all of the intellectual property (IP) it creates, building a valuable library. The studio will be independent, having the ability to sell its content to any network or platform, while also developing and producing original content for Chicken Soup for the Soul Entertainment’s recently acquired Crackle, a leading ad-supported VOD (“AVOD”) network. Landmark will control all worldwide rights and will distribute through Chicken Soup for the Soul Entertainment’s Screen Media division.

Landmark has several television and film projects in development, including:

•	THE FIX – A scripted drama series that explores the most explosive story of sports corruption in a generation based on the book by Declan Hill. The Fix is written by David Dilley and produced by Calamity Jane’s Ellen Pompeo and Laura Holstein.

•	THE HISTORY OF GANGSTER RAP - A documentary series based on the bestselling book by Soren Baker, who serves as producer along with Jorge Hinojosa and Ice-T, and features Dr. Dre, Snoop Dogg, Ice Cube and many others.

•	SAFEHAVEN - Directed by Brad Turner (Homeland, 24), Safehaven, a supernatural horror series based on the graphic novel about a female comic book artist whose drawings come alive to haunt her. Safehaven is produced by Turner, Thomas Vitale (Pandora), Jessica Petelle (V-Wars, Hawaii Five-0), James Seale (30 Below), Kevin Duncan and Michael Bay’s 451 Media.

Landmark will also be producing various stand-up comedy specials and animated series.

“All of us at Chicken Soup for the Soul Entertainment are thrilled to be in business with David Ozer. He has the ability and talent to turn Landmark into a high-volume content production operation that we anticipate will provide an additional revenue stream for our company while mitigating production risk,” said William J. Rouhana Jr., chairman and chief executive officer of Chicken Soup for the Soul Entertainment. “We expect Landmark to provide valuable original content to Crackle and the other six AVOD networks that are part of our Crackle Plus subsidiary, as well as our other Chicken Soup for the Soul Entertainment divisions.”

“It’s incredible what Chicken Soup for the Soul Entertainment is creating in the AVOD space, and I’m excited to launch Landmark as an important studio operation for tomorrow’s media consumers,” said Ozer. “With the support of Chicken Soup for the Soul Entertainment, we are poised to become a significant player in the global content marketplace.”

“We are thrilled to join forces with Bill and David to launch Landmark, which we anticipate will become a major force in the entertainment industry,” said Simon Misselbrook, president of Cole Strategic Partners.

As chief executive officer of the newly formed studio, Ozer will spearhead its content development and production operations. During his time at IDW Entertainment as founding president from 2013-2018, he oversaw the independent mini-studio’s overall operations and focused on developing, producing, and distributing content that appeals to a broad global audience. Ozer is credited with the independent mini-studio’s expansion, and the success of its two most prominent series, overseeing the development and production of three seasons of Wynonna Earp for Syfy, and two seasons of Dirk Gently for BBC America. He also oversaw the development of Locke & Key and V-Wars for Netflix. Ozer has also held executive level positions at multinational media corporations, including executive vice president of television at Starz Media; senior vice president of domestic television at RHI Entertainment; head of worldwide distribution at Sonar; senior vice president of sales at DIC Entertainment and vice president of sales at Sony Pictures Television.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) is a growing media company building and acquiring streaming video-on-demand networks (VOD) that provide content for all screens. The company owns a majority stake in Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces long and short-form content through its Chicken Soup for the Soul Originals division and through APlus.com. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

ABOUT COLE STRATEGIC PARTNERS

Cole Strategic Partners is a family office focused on making quality investments with exceptional partners and managers leading their industries. The company’s investment philosophy is built on an unwavering commitment to create an extraordinary, diversified investment portfolio while being a strong fiduciary of its capital. The Company’s expertise and relationships across multiple industries provide unique access to outstanding opportunities and co-investment partners.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2019, as amended April 30, 2019 and June 4, 2019) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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